TO BUSINESS, HEALTH AND MEDICAL EDITORS:

                    Nektar Appoints Hoyoung Huh, M.D., Ph.D.,
                  to Serve on the Company's Board of Directors

          Huh To Step Down as COO and Head of PEGylation Business Unit

      SAN CARLOS, Calif., Feb. 12 /PRNewswire-FirstCall/ -- Nektar Therapeutics (Nasdaq: NKTR) announced today that Hoyoung Huh, M.D., Ph.D, is newly appointed to serve on the Board of Directors of the company. Dr. Huh will step down as Nektar's Chief Operating Officer and Head of the PEGylation Business Unit, having accepted a new leadership role as President and Chief Executive Officer at BiPar Sciences, a private biopharmaceutical company.

      "Hoyoung will continue to play a strong leadership role at Nektar as a member of our Board of Directors," said Howard W. Robin, President and CEO of Nektar. "His contribution as a Board member will allow us to continue to benefit from his deep knowledge of our organization, technology platforms and development pipeline."

      "The decision to step down as a COO was a difficult one," said Dr. Huh. "Nektar is positioned for great success in the future with its leading PEGylation and Pulmonary technology platforms and a deep pipeline of innovative and promising therapeutics in development. I am pleased to play an active role in the transformation of Nektar into a drug development company."

      About Nektar
      Nektar Therapeutics is a biopharmaceutical company that develops and enables differentiated therapeutics with its industry-leading PEGylation and pulmonary drug development platforms. Nektar PEGylation and pulmonary technology, expertise, manufacturing capabilities have enabled ten approved products for partners, which include the world's leading pharmaceutical and biotechnology companies. Nektar also develops its own products by applying its PEGylation and pulmonary technology platforms to existing medicines with the objective to enhance performance, such as improving efficacy, safety and compliance.

      This press release contains forward-looking statements that reflect the company's current views as to its board of directors and business prospects. These forward-looking statements involve risks and uncertainties, including but not limited to: (i) the company's proprietary product candidates and those of certain of its partners are in the early phases of clinical development and the risk of failure is high and can occur at any stage prior to regulatory approval,
(ii) the company's or its partner's ability to obtain regulatory approval for product candidates, (iii) the success of the company's partners in sales and marketing efforts to generate from approved products and future products (if any), and (iv) the company's patent applications for its technology platforms and proprietary or partner product candidates may not issue, patents that have issued may not be enforceable, or intellectual property licenses from third parties may be required in the future. Important risks and uncertainties are detailed in the company's reports and other filings with the Securities and Exchange Commission, including its most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K. Actual results could differ materially from the forward-looking statements contained in this press release. The company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events or otherwise.

      Contacts:

      Tim Warner (650) 283-4915 or twarner@nektar.com

      Stephan Herrera (415) 488-7699 or sherrera@nektar.com

      Jennifer Ruddock (650) 631-4954 or jruddock@nektar.com

SOURCE  Nektar Therapeutics